EXHIBIT 21
Life Time Fitness, Inc.
List of Subsidiaries

Name	State or Province of Formation
LTF Club Operations Company, Inc.	Minnesota
LTF Club Operations Company Canada Inc.	Ontario, Canada
LTF Management Services, LLC	Delaware
Bloomingdale LIFE TIME Fitness, L.L.C.	Illinois
FCA Real Estate Holdings, LLC	Delaware
LTF Operations Holdings, Inc.	Minnesota
FCA Construction Company, LLC	Delaware
FCA Restaurant Company, LLC	Delaware
LTF Minnetonka Restaurant Company, LLC	Delaware
FCA Construction Company Canada Inc.	Ontario, Canada
Life Time Fitness Financial, LLC	Delaware
LTF Financial & Insurance, LLC	Delaware
LTF Triathlon Series, LLC	Delaware
LTF Club Management Company, LLC	Delaware
LTF Real Estate Holdings, LLC	Delaware
LTF TIAA Real Estate Holdings, LLC	Delaware
LTF Michigan Real Estate Company, LLC	Delaware
LTF Minnesota Real Estate Company, LLC	Delaware
LTF USA Real Estate Company, LLC	Delaware
LTF Real Estate Company, Inc.	Minnesota
LTF CMBS I, LLC (99%)	Delaware
LTF Real Estate Company Canada Inc.	Ontario, Canada
LTF CMBS Managing Member, Inc.	Delaware
LTF CMBS I, LLC (1%)	Delaware
LTF Real Estate VRDN I, LLC	Delaware
LTF Real Estate Voyager I, LLC	Delaware
LTF Real Estate Voyager II (WBL), LLC	Delaware
LTF Real Estate Voyager III (Bloomington), LLC	Delaware
LTF Real Estate CBC I (Chan Club), LLC	Delaware
Non-profit corporation: Life Time Fitness Foundation	Minnesota
NOTES:
Subsidiaries of subsidiary companies are indented and follow the respective companies by which they are controlled. The percentage of ownership is 100.0%, with the exception of Bloomingdale LIFE TIME Fitness, L.L.C., in which Life Time Fitness, Inc. holds a 33.3% ownership interest. In addition, LTF CMBS Managing Member, Inc. owns a 1.0% interest in LTF CMBS I, LLC with LTF Real Estate Company, Inc. owning the remaining 99.0% interest.